Exhibit 107

CALCULATION OF REGISTRATION FEE TABLE

Form S-3

(Form Type)

Eyenovia, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.0001 par value per share	457	(c)	2,327,747	(2)	$1.835 (4)	$4,271,415.75	$0.00011020	$470.71
Equity	Common Stock, par value $0.0001 per share	457	(c)	547,807	(3)	$1.835 (4)	$1,005,225.85	$0.00011020	$110.78
Total Offering Amounts							$5,276,641.60		$581.49
Total Fees Previously Paid									-
Total Fee Offsets									-
Net Fee Due									$581.49

(1)	This Registration Statement also relates to an indeterminate number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Eyenovia, Inc. (the “Registrant”) that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents shares of Common Stock issuable upon conversion of $5,000,000 of the outstanding principal amount under the note or notes issued in accordance with the terms of the Loan and Security Agreement, including the initial Supplement referenced therein (collectively, the “Loan and Security Agreement”), by and among the Registrant, Avenue Capital Management II, L.P., as administrative agent and collateral agent, Avenue Venture Opportunities Fund, L.P., as a lender (“Avenue 1”), and Avenue Venture Opportunities Fund II, L.P., as a lender (“Avenue 2”, and together with Avenue 1, the “Lenders”). The number of shares of Common Stock registered by the Registrant is calculated by dividing $5,000,000 by 120% of the closing price of the Registrant’s common stock on November 22, 2022, or $2.1480, in accordance with the terms of the Loan and Security Agreement.

(3)	Represents the shares of Common Stock issued to the Lenders in a private placement in connection with the Loan and Security Agreement.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 13, 2022.